EXHIBIT 99.1

[Logo of Entegris, Inc.]

FOR IMMEDIATE RELEASE

CONTACT:	Dawn Felepe Klehr
Entegris Public Relations
952-556-8079
dawn_felepe_klehr@entegris.com

Heide Erickson
Director of Investor Relations
952-556-8051
heide_erickson@entegris.com

ENTEGRIS EXCEEDS EXPECTATIONS; REPORTS SALES OF $70 MILLION

AND EARNINGS OF 5 CENTS PER DILUTED SHARE FOR ITS THIRD QUARTER 2003

CHASKA, Minn., June 19, 2003—Entegris, Inc. (Nasdaq: ENTG), the materials integrity management company, today reported quarterly revenues of $70.0 million for its third quarter ended May 31, 2003, and net income of $4.0 million, or 5 cents per diluted share. Cash, cash equivalents and short-term investments at the end of third quarter 2003 totaled $99.5 million. Entegris has generated cash from operations for more than 15 consecutive quarters and generated about $4 million in cash from operations during the third quarter 2003.

Revenue from the second quarter to the third quarter 2003 increased by 29 percent from $54.1 million to $70.0 million. Third quarter net income of $4.0 million, or 5 cents per diluted share, compares to a net income of $647,000, or 1 cent per share, for the previous quarter.

Third quarter 2002 revenues were $59.7 million and net income was $5.2 million, or 7 cents per diluted share. Excluding a pre-tax benefit of $1.6 million related to the reversal of previously accrued costs and a $1.4 million tax benefit, third quarter 2002 earnings were 4 cents per diluted share.

Gross margin for the third quarter 2003 was 43.5 percent, compared to 47.1 percent for the same period one year ago and 41.7 percent for the second quarter of 2003.

“We attribute our higher sales to improved conditions this quarter in the semiconductor and data storage markets, strength in our new markets of services and life sciences and contributions from our second quarter acquisitions which performed as anticipated,” said Jim Dauwalter, Entegris’ president and chief executive officer.

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ENTEGRIS REPORTS THIRD QUARTER 2003 RESULTS	Page 2 of 3

“Gross profit margins improved by 180 basis points from the second to the third quarter 2003,” said John Villas, Entegris’ chief financial officer. “We were pleased with this improvement, especially since we absorbed transition costs related to the second quarter acquisitions and made investments in our new markets, services, life sciences and fuel cells.”

“Entegris employees demonstrated their talent to rapidly integrate acquisitions and create new opportunities resulting in strong financial performance,” said Dauwalter. “We continue to maximize every opportunity and manage what is in our control across all materials integrity management markets we serve.”

Outlook

“Although semiconductor sales were strong this quarter, the near-term outlook is still tempered by limited visibility in the current business environment,” said Dauwalter. “We are optimistic about the growth prospects of the materials integrity management markets we serve over the next few years.

“We believe sales for our fourth quarter 2003 will be about even with third quarter results. Gross margins should improve slightly since most transition costs related to the recent acquisitions are behind us.”

Balance Sheet Discussion

Short and long-term debt decreased by $4.1 million to $36.2 million during the quarter. Accounts receivable were at $51.2 million, up $9.4 million from the last quarter, primarily because of increased sales. Inventories were $45.0 million, up $3.1 million from last quarter, mainly due to establishing a direct sales model in Japan.

Third Quarter Results Conference Call Details

Investors have the opportunity to listen to the conference call today at 8:30 a.m. Eastern Time (ET) over the Internet at http://www.entegris.com. To listen to the live call, participants should go to the website at least 15 minutes early to register and download and install any necessary audio software. For interested parties who are not available for the live broadcast, a replay will be available shortly after the call.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, the successful integration of acquisitions and the ability to expand into new markets. Other factors that could cause the company’s results to differ materially from those contained in its forward looking statements are included in the Form 10K filed in November 2002 and other documents filed by the company with the Securities and Exchange Commission.

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ENTEGRIS REPORTS THIRD QUARTER 2003 RESULTS	Page 3 of 3

ABOUT ENTEGRIS

Entegris products and services transport the critical materials that enable the world’s leading technologies. Entegris is a leading materials integrity management company providing products and services used from production to consumption in the semiconductor, data storage, chemical processing, pharmaceutical and other key technology-driven industries worldwide.

Entegris is headquartered in Chaska, Minnesota, USA and has manufacturing facilities in the United States, Germany, Japan and Malaysia and is ISO 9001 certified. Directly and through alliances with Metron Technology and other distributors, Entegris provides customer support on six continents. Additional information can be found at www.entegris.com

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[Logo of Entegris, Inc.]	CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	May 31, 2003	June 1, 2002	May 31, 2003	June 1, 2002
Net sales	$69,996	$59,709	$177,848	$156,263
Cost of sales	39,524	31,582	102,943	96,003

Gross profit	30,472	28,127	74,905	60,260
Selling, general and administrative expenses	20,264	19,299	59,019	54,495
Nonrecurring charges (reversals)	—	(1,640)	1,812	2,361
Engineering, research and development expenses	4,683	4,228	12,989	12,744

Operating income (loss)	5,525	6,240	1,085	(9,340)
Interest income, net	(25)	(239)	(345)	(1,055)
Other expense (income), net	349	268	5,144	(1,471)

Income (loss) before income taxes and other items below	5,201	6,211	(3,714)	(6,814)
Income tax expense (benefit)	1,234	998	(2,808)	(3,951)
Equity in net loss of affiliate	10	—	132	—

Minority interest in subsidiaries’ net loss	—	(13)	—	(787)

Net income (loss)	$3,957	$5,226	$(1,038)	$(2,076)
Earnings (loss) per common share:
Basic:	$0.06	$0.07	$(0.01)	$(0.03)
Diluted:	$0.05	$0.07	$(0.01)	$(0.03)
Weighted shares outstanding:
Basic	71,762	70,646	71,440	70,121
Diluted	75,640	75,590	71,440	70,121

Pro forma data:
Statement of operations excluding nonrecurring charges: (1)
Operating income (loss)	$5,525	$4,600	$2,897	$(6,979)
Net income (loss)	$3,957	$2,837	$3,387	$(1,984)
Pro forma earnings (loss) per common share: (1)
Basic:	$0.06	$0.04	$0.05	$(0.03)
Diluted:	$0.05	$0.04	$0.05	$(0.03)

(1) The pro forma data excludes the following items for the periods indicated:

Third quarter of fiscal 2002: One-time benefits related to the reversal of previously accrued nonrecurring after-tax charges of $1.0 million associated with certain plant closures during the prior four quarters and a $1.4 million tax benefit arising from the repatriation of non-US subsidiary earnings previously considered to be permanently reinvested.

First quarter of fiscal 2003: An after-tax charge of $1.1 million recorded in connection with the closure of a manufacturing facility and related restructuring activities, and an after-tax loss of $3.3 million related to the impairment of an equity investment.

First quarter of fiscal 2002: An after-tax charge of $2.5 million recorded in connection with the closure of a manufacturing facility and related restructuring activities.

[Logo of Entegris, Inc.]	CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	May 31, 2003	August 31, 2002
ASSETS
Cash, cash equivalents and short-term investments	$99,475	$119,454
Accounts receivable	51,193	39,590
Inventories	45,026	38,859
Other current assets	15,632	18,832

Total current assets	211,326	216,735
Property, plant and equipment	98,799	102,104
Intangible assets	96,267	61,604
Other assets	10,824	9,817

	$417,216	$390,260

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$62,731	$39,621
Long-term debt	10,974	12,691
Other long-term liabilities	16,327	15,834
Shareholders’ equity	327,184	322,114

	$417,216	$390,260